Exhibit 99.1

News Release

Torchmark Corporation	• 2001 Third Avenue South •	Birmingham, Alabama 35233

Contact: Joyce Lane	972-569-3627	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

RECORD HIGH FOURTH QUARTER EARNINGS

AND LIFE INSURANCE SALES

Birmingham, Alabama, February 9, 2004—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2003, net income was $.98 per share ($112 million) compared with $.89 per share ($105 million) for the year-ago quarter. Net operating income for the quarter ended December 31, 2003, was $1.00 per share ($114 million), an 11% per share increase compared with $.90 per share ($106 million) for the year-ago quarter.

Net income for the year ended December 31, 2003, was $3.73 per share ($430 million) compared with $3.18 per share ($383 million) for the year-ago period. Net operating income for the year ended December 31, 2003 was $3.87 per share ($446 million), a 10% per share increase compared with $3.51 per share ($424 million) for the same year-ago period.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

HIGHLIGHTS—comparing the fourth quarter 2003 with fourth quarter 2002:

•	Life sales grew 24% to $103 million of annualized premium issued, a record high, with 3 of the 4 major life distribution channels having sales growth over 20%.

•	Direct Response led life sales with $47 million of annualized premium issued, up 47%, followed by American Income with $29 million, up 27%.

•	Revenue excluding realized gains and losses was $744 million, up 6.2%.

•	Life premium of $334 million grew 8% with double-digit premium growth at Direct Response, American Income and Military Agency.

•	Health sales grew 20% to $62 million as a result of a 47% increase in non-Medicare supplemental health sales to $44 million.

•	Excess Investment Income of $83 million grew 10%, 16% on a per share basis, the result of an 8% increase in net investment income and a 13% decline in financing costs.

•	The Company continued its ongoing share repurchase program by acquiring 595 thousand shares at a cost of $26 million. For the year, the Company acquired 5.9 million shares at a cost of $225 million. Also during the quarter, the Company implemented a 22% dividend increase to 11 cents per share, as announced earlier in 2003.

•	Net Operating Income as a return on equity, excluding the effects of FAS 115, was 16.3%.

FINANCIAL SUMMARY

Net Operating Income, a non-GAAP financial measure, is the economic measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It is the after-tax sum of the measures of profit and loss for each of the operating segments. It differs from Net Income primarily because it excludes certain non-operating items such as realized investment gains and losses, and nonrecurring items which are included in Net Income. Management believes that an analysis of Net Operating Income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended December 31,		% Chg.	Quarter Ended December 31,		% Chg.
	2003	2002		2003	2002
Insurance Underwriting Income*	$.83	$.75	11	$94.1	$89.1	6
Excess Investment Income*	.73	.63	16	83.0	75.3	10
Other	(.03)	(.03)		(3.4)	(3.3)
Income Tax	(.52)	(.46)	13	(59.8)	(54.8)	9

Net Operating Income	$1.00	$.90	11	$114.0	$106.3	7

Realized Gains/(Losses), Net of Tax
Investments	(.01)	—		(0.5)	(0.3)
Valuation of Interest Rate Swaps	(.04)	(.01)		(4.4)	(0.8)
Tax Settlements	.03	—		3.5	—
Gain/(Loss) on Sale of Airplane	—	—		(0.5)	—

Net Income	$.98	$.89		$112.0	$105.2

Weighted Average Diluted
Shares Outstanding (000)	113,866	118,719

	Per Share Year Ended December 31,		% Chg.	Year Ended December 31,		% Chg.
	2003	2002		2003	2002
Insurance Underwriting Income*	$3.22	$2.98	8	$371.8	$359.4	3
Excess Investment Income*	2.78	2.44	14	321.3	295.0	9
Other	(.12)	(.12)		(13.9)	(14.2)
Income Tax	(2.02)	(1.79)	13	(232.8)	(216.6)	7

Net Operating Income	$3.87	$3.51	10	$446.4	$423.6	5

Realized Gains/(Losses), Net of Tax
Investments	(.08)	(.43)		(9.1)	(51.7)
Valuation of Interest Rate Swaps	(.09)	.10		(10.1)	11.6
Tax Settlements	.03	—		3.5	—
Gain/(Loss) on Sale of Airplane	—	—		(0.5)	—

Net Income	$3.73	$3.18		$430.1	$383.4

Weighted Average Diluted
Shares Outstanding (000)	115,377	120,669

*	See definitions in the discussions below and in the Torchmark 2002 SEC Form 10-K.

INSURANCE OPERATIONS—comparing the fourth quarter 2003 with fourth quarter 2002:

Insurance Underwriting Income

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a lesser extent, the Company also markets and administers variable and fixed annuities.

Insurance underwriting margin is management’s measure of each insurance segment’s underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the operating segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

Insurance underwriting results are summarized in the following chart:

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Dec. 31, 2003	% of Premium	Quarter Ended Dec. 31, 2002	% of Premium	% Change
Insurance Underwriting Margins:
Life	$83.8	25	$77.0	25	9
Health	41.0	16	40.2	16	2
Annuity	2.8		2.8

	127.7		119.9
Other Income	0.3		0.8
Administrative Expenses	(33.8)		(31.6)		7

Insurance Underwriting Income	$94.1		$89.1		6
Per Share	$.83		$.75		11

Life Insurance

Life insurance is Torchmark’s primary product line. This segment accounts for 66% of the Company’s insurance underwriting margin. In addition, the investments supporting the reserves for the life segment generate most of the investment income that is included in the investment segment. Torchmark distributes life insurance through four major distribution channels: Direct Response, American Income Agency, Liberty National Agency and the Military Agency. At December 31, 2003, life insurance annualized premium in force was $1.4 billion.

	Life Insurance Summary by Distribution Channels (dollars in millions)
	Premium		Margin $ and % of Premium
	Quarter Ended December 31,		Quarter Ended December 31,
	2003	2002	2003		2002
Direct Response	$88.4	$78.2	$22.1	25%	$19.1	24%
American Income	83.1	72.1	24.7	30%	20.9	29%
LNL Agency	75.5	75.2	17.5	23%	17.8	24%
Military Agency	43.3	38.6	9.9	23%	8.9	23%
Other	43.3	44.4	9.6	22%	10.3	23%

Total	$333.6	$308.5	$83.8	25%	$77.0	25%

Premium revenue from life insurance increased 8% to $334 million as double-digit life sales in six of the last seven quarters are now favorably affecting life premiums. Direct Response led premium revenue with $88 million, a 13% increase, followed closely by American Income’s $83 million, a 15% increase.

Life insurance underwriting margin was $84 million, up 9%, and was 25% of life premium revenue, the same as for the year-ago quarter. American Income was the leading contributor to life underwriting margin with $25 million, up 18%, followed closely by Direct Response with $22 million, up 16%. Direct Response also increased its underwriting margin as a percentage of premium to 25% from 24% for the year-ago quarter.

	Sales			First Year Collected Premium
	(dollars in millions)			(dollars in millions)
	Quarter Ended December 31,		% Chg.	Quarter Ended December 31,		% Chg.
	2003	2002		2003	2002
Direct Response	$46.7	$31.8	47	$16.3	$13.0	26
American Income Life	29.3	23.1	27	19.4	16.7	17
LNL Agency	13.6	13.9	(2)	9.7	9.7	—
Military	7.1	5.9	21	6.4	5.6	14
Other	6.6	8.6	(23)	5.1	6.0	(15)

Total	$103.2	$83.2	24	$57.0	$50.9	12

Life insurance sales in terms of annualized premiums issued were $103 million, a 24% increase. The Direct Response unit continued as the largest writer of new life insurance sales with $47 million, a 47% increase, in part due to its continued focus on its juvenile life sales which also led to increased sales to the parents of juvenile policyholders. American Income, the second largest life writer, had sales of $29 million, a 27% increase, while the Military distribution unit had double-digit growth of 21% with $7 million of life sales. Life sales by the LNL Agency were $14 million, down 2%, but reflected sales growth in its ongoing target market. In April of 2003 LNL had stopped sales to one market segment prone to high lapses, which earlier had accounted for 25% of LNL’s life sales.

First year collected premium is presented in conjunction with annualized premium issued, beginning this quarter. First year collected premium represents the premiums collected during the period for policies in their first policy year. The Company suggests that this new data is useful primarily as it is more predictive of future premium revenue than annualized premium issued. First year collected premium reflects lapses of policies in their first policy year, the period of the greatest percentage lapses for newly issued policies. Further, this statistic reflects that for most new policies, an annual premium is not collected at the time of sale, rather most policy premiums are paid on a monthly basis. As shown in the chart above, first year collected life premiums were $57 million, a 12% increase.

Recruiting new agents and growing the number of producing agents at the agency distribution channels is critical to growth in sales. American Income continued to increase its number of agents ending the quarter with 2,291, up 316 from December 31, 2002. Mid-year 2003 LNL announced enhancement of its management and agent sales incentive plans to increase recruiting and training of new agents. LNL Agency had 2,197 producing agents at the end of the quarter compared with 2,203 a year ago.

Health Insurance

The Health insurance segment accounts for 32% of Torchmark’s insurance underwriting margin. The supplemental health products the Company markets and administers are Medicare supplements, limited benefit hospital/surgical policies and dread disease policies. Torchmark markets its health products primarily through two agencies, the UA Independent Agency and the UA Branch Office Agency. At December 31, 2003, Medicare supplements accounted for 65% of the Company’s $1.1 billion of annualized health premium in force.

	Health Insurance Summary by Distribution Channels (dollars in millions)
	Premium		Margin $ and % of Premium
	Quarter Ended December 31,		Quarter Ended December 31,
	2003	2002	2003		2002
UA Independent	$117.1	$114.5	$21.2	18%	$21.2	19%
UA Branch Office	78.7	77.6	11.5	15%	11.3	15%
LNL Agency	41.6	40.1	2.6	6%	2.4	6%
Other	22.3	18.7	5.8	26%	5.2	28%

Total	$259.7	$251.0	$41.0	16%	$40.2	16%

Premium revenue from health insurance was $260 million, up 3%. While health premium revenue benefited from Medicare supplement rate increases implemented during the last 12 months, the increase in total health premiums was slight because the level of premium from recent sales of Medicare supplements and other health products was only slightly greater than the loss of premium due to in-force health policy lapses.

Health insurance underwriting margin was $41 million, a 2% increase. As a percentage of health premium, the underwriting margin remained at 16%. While underwriting margins as a percentage of premium was 18% at the UA Independent Agency, the largest writer of health insurance for Torchmark, the overall health margin as a percent of premium was negatively affected by a continued high claims loss ratio in a closed block of LNL Agency cancer business. The closed block is about half of the $172 million health premium in force at Liberty National.

	Sales			First Year Collected Premium
	(dollars in millions)			(dollars in millions)
	Quarter Ended December 31,		%	Quarter Ended December 31,		%
	2003	2002	Chg.	2003	2002	Chg.
UA Independent	$29.1	$25.4	14	$16.3	$15.1	8
UA Branch	25.3	20.2	25	14.9	14.4	4
LNL Agency	3.0	2.9	4	2.3	2.3	(1)
Other	4.8	3.3	44	6.1	4.1	49

Total	$62.2	$51.8	20	$39.6	$35.8	10

Health insurance sales grew 20% to $62 million of annualized premiums issued. Non-Medicare health sales were $44 million, up 47% as both the UA Independent and Branch offices diversified supplemental health sales beyond Medicare supplements. Sales of Medicare supplements were $18 million, or 29% of total health sales. Medicare supplement sales declined 17% from the year-ago quarter.

First year collected health premiums were $40 million, a 10% increase, and are indicative of future trends in total collected health premiums.

The UA Independent Agency had health sales of $29 million during the quarter, an increase of 14%. 72% of the quarter’s health sales by this agency were limited benefit supplemental health plans sold to people under age 65, products increasingly in demand as some employers have eliminated or reduced their major-medical type group coverage for employees, and as individually written major-medical plans have become less available. The UA Independent Agency also sold $8 million of Medicare supplements, the same as for the year-ago quarter.

Health sales at the UA Branch Office, the Company’s second largest distributor of health insurance, were $25 million of annualized premiums issued, up 25% from the year-ago quarter. This agency had 1,510 producing agents at quarter-end, up from 1,280 at the end of the year-ago quarter. This agency increased sales of non-Medicare supplements as it also diversified its target market. The sales of these plans totaled $17 million, up from $7 million from the year-ago quarter. Medicare supplement sales for this agency were $9 million, down from $13 million for the year-ago quarter.

Annuities

Torchmark’s annuities are predominantly variable annuity contracts. The company’s former distributor has moved many Torchmark variable annuity customers to another carrier following a dispute over the amount of compensation to be paid to the distributor. Torchmark previously announced it would not emphasize the annuity market in the future, preferring the life insurance business. For this quarter, annuities made up only 2% of the Company’s insurance underwriting margin.

Underwriting margin from the annuity segment was $3 million, the same as for the year-ago quarter. The separate account assets on the consolidated balance sheet, which contain the investment accounts of the variable annuities and a small amount of investment accounts for variable life policies, were $1.7 billion at the end of the quarter. The separate account assets balance increased 2% compared with the year-ago quarter. The major changes in the separate account balances during the quarter were from market appreciation of $140 million and surrenders of $70 million. Surrenders were up 49% from the third quarter of 2003, but down 8% from surrenders during the year-ago quarter.

INVESTMENTS—comparing the fourth quarter 2003 with fourth quarter 2002:

Excess Investment Income

Excess investment income is the measure that management uses to evaluate the performance of the investment segment. It is net investment income on a tax-equivalent basis, (where the yield on tax-exempt securities is adjusted to produce the equivalent pretax yield), reduced by required interest. Required interest includes the interest costs credited to net policy liabilities and the net financing costs. Net financing costs include interest on debt and distributions on trust preferred securities, offset by the income from interest rate swap agreements.

Excess investment income was $83 million, compared with $75 million, a 10% increase, or a 16% increase on a per-share basis, as detailed in the following chart:

	Quarter Ended December 31,
	2003	2002	% Change
	(dollars in millions, except per share data)
Net Investment Income	$142.5	$131.8
Tax-Equivalent Adjustment	0.9	0.9

Tax-Equivalent Net Investment Income	143.4	132.6	8
Required Interest:
Interest Credited on Net Policy Liabilities	(53.2)	(49.1)	8
Net Financing Costs:
Interest on Debt	(10.9)	(11.2)
Trust Preferred Dividend*	(2.9)	(2.9)
Income from Interest Rate Swaps	6.7	5.9

Total Net Financing Costs	(7.2)	(8.2)	(13)
Total Required Interest	(60.4)	(57.3)	5

Excess Investment Income	83.0	75.3	10
Per Share	$.73	$.63	16

*	For periods prior to July 1, 2003, this presentation differs from GAAP reporting where dividends paid on Trust Preferred Securities were stated on an after-tax basis. In accordance with FAS 150, for periods after that date, Trust Preferred securities are classified as long term debt.

Tax-equivalent investment income increased 8%, in line with the 9% increase in average invested assets at amortized cost. Financing costs were $7 million, down 13%. The decline was primarily attributable to $1 million increase in cash settlements received from interest rate swap agreements. Under these agreements, the Company’s fixed interest expense obligations are converted to floating rates. While the cash settlements from these agreements are reflected in net operating income, Financial Accounting Standard 133 requires that the Company also record the “market value” of the swaps (i.e. the present value of the estimated future cash settlements) on the balance sheet. The unrealized gain or loss from the quarterly change in the market value is recognized as a “non-cash” capital gain or loss, even though Torchmark plans to hold the swaps until the scheduled termination dates, at which time their market value and the cumulative capital gains and losses recorded will be $0.

Investment Portfolio Composition at December 31, 2003:

At December 31, 2003, the market value of Torchmark’s fixed maturity portfolio was $8.1 billion, a 13% increase, and $631 million higher than amortized cost of $7.5 billion. This net unrealized gain is composed of $669 million gross unrealized gains, and $39 million gross unrealized losses. At amortized cost, 90% of fixed maturities were rated as investment grade.

The fixed maturity portfolio, which at amortized cost comprised 93% of total invested assets, earned a tax-equivalent yield of 7.4%. Acquisitions during the quarter of fixed maturity investments totaled $350 million at cost, with an average annual effective yield of 6.5% and an average life of 25 years.

Torchmark’s fixed maturities leverage ratio (fixed maturities to equity) of $2.50 of fixed maturities per $1.00 of equity, is lower than that of most peers, an indication that credit risk in the fixed portfolio is mitigated compared to most peer companies. Using fixed maturities at amortized cost and excluding the effect of FAS 115 on equity, the ratio is $2.62 to $1.00.

Realized Capital Gains and Losses during the quarter ended December 31, 2003:

After-tax net realized capital losses from investments, excluding interest rate swaps, were $0.5 million compared with net realized losses of $0.3 million in the year-ago quarter.

SHARE REPURCHASE—during the quarter ended December 31, 2003:

Torchmark’s ongoing share repurchase program resulted in the repurchase of 0.6 million shares of Torchmark Corporation common stock for a total cost of $26 million ($43.87 average cost per share). For the year the Company has repurchased 5.9 million shares at a total cost of $225 million ($38.17 average cost per share), 1.1 million shares more than were purchased during 2002. At December 31, 2003, there were 112.7 million Torchmark shares outstanding, 113.9 million on a diluted basis.

If the $225 million free cash flow used for the repurchase of Torchmark common stock during 2003 had alternatively been invested in corporate bonds, an estimated $5.7 million of additional investment income, after tax, would have resulted. Net Operating Income for the year would have been $452 million, or $3.81 per share for 2003, a 9% per share increase compared with a year-ago. Actual results including the buyback were $3.87 per share, a 10% per share increase.

In addition to the ongoing share repurchase program during the fourth quarter of 2003, the Company implemented a 22% dividend increase to 11 cents per share, up from 9 cents per share, as announced in July, 2003.

OTHER FINANCIAL INFORMATION:

FAS 115 requires the adjustment of fixed maturities available for sale to fair market value. Without the FAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair market value of these assets due primarily to interest rate fluctuations. Torchmark management views the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment; therefore, we have presented this data both with and without the FAS 115 adjustment.

	GAAP		Excluding FAS 115 ADJ.
	At December 31,		At December 31,
	2003	2002	2003	2002
Net Income as a Return on Equity (YTD)	14.0%	14.6%	—	—
Net Operating Income as a Return on Equity (YTD)	—	—	16.3%	16.5%

Total Assets (in millions)	$13,461	$12,361	$12,867	$12,073
Shareholder Equity (in millions)	$3,240	$2,851	$2,854	$2,664
Book Value Per Share	$28.45	$24.04	$25.06	$22.46
Debt to Capital Ratio treating Trust Preferred Securities as Debt in both years	21.3%	23.9%	23.5%	25.2%

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Total Revenue Excluding Realized Gains and Losses (in millions)	$744	$701	$2,930	$2,800
Total Insurance Sales (in millions)	$165	$135	$610	$536

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2002, and Form 10-Q for the quarter ended September 30, 2003, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST

Torchmark will provide a live audio webcast of its fourth quarter 2003 earnings release conference call with financial analysts at 11:00 a.m. (Eastern Time) tomorrow, February 10, 2004. Access to the live webcast and replays will be available at www.torchmarkcorp.com on the Investor Relations page, at the “Conference Calls on the Web” icon, or at www.PRNewswire.com/news at the “Multimedia Menu” at “Conference Calls on the Web.” On February 10 supplemental financial reports will be available before the conference call on the Investor Relations page of the Torchmark website at the “Financial Reports” icon.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life And Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. American Income Life is nationally recognized for providing individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966.

For additional information contact:	Joyce Lane Vice President, Investor Relations Phone: 972/569-3627 FAX: 972/569-3282 jlane@torchmarkcorp.com Website: www.torchmarkcorp.com